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                                                                   Exhibit 10.31


           2001 SUNDANCE ONLINE RESOURCE CENTER (SORC) - JANUARY 18-28

                                 INTERNETSTUDIOS
                         PRINCIPAL SPONSORSHIP PROPOSAL

                          "PROGRAM DESCRIPTION" - SORC

The Sundance Institute ("Sundance") and InternetStudios.com, Inc. ("InternetStudios") agree to a one (1) year sponsorship of the Sundance Online Resource Center for a cash contribution of $100,000 (as outlined in Section I.j. below) from InternetStudios to the Sundance Institute, a not-for-profit arts organization. InternetStudios and Sundance may each be referred to herein as a "Party" or collectively, as the "Parties". The contribution of InternetStudios supports the 2001 Sundance Film Festival and the Institute's core programs.

Whereas, each Party warrants and represents that it is free to enter into and fully perform the terms and conditions of this Agreement and it has the full and unconditional right and power to enter into this Agreement under the following terms and conditions.

Whereas, InternetStudios agrees to support Sundance by creating the Sundance Online Resource Center (SORC), commencing online in December 2000 and on-site at the 2001 Sundance Film Festival in Park City.

Whereas, the Parties agree to share revenue derived from SORC as set forth herein.

Whereas, the Sundance acknowledges that InternetStudios will serve as and be recognized as the "Principal Sponsor" or the SORC.

Whereas, the Parties agree any and all third party sponsor agreements specifically pertaining to the SORC must be approved by Sundance and InternetStudios.

Therefore, in consideration of the mutual covenants herein contained, and other good and valuable consideration, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

I.    InternetStudios agrees to:

      a. Create, execute, and implement the SORC and provide technical maintenance for the SORC web site, including all hosting and streaming services for over 200 filmmaker web pages for Festival films, at no charge to Sundance filmmakers. Web pages will consist of press/production notes, filmmakers biography, artwork, stills, clips/trailers and other materials produced by the filmmakers in support of their projects that will be of a technical quality to the standards of the website. Data will be provided by Sundance and the filmmakers and InternetStudios will update the data on the site in accordance with the information provided until January 28, 2001 at which time the burden of updates will be upon the individuals

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           filmmakers. Sundance will be responsible for all editorializing of the information provided by the filmmakers throughout the life of the website.

      b. Promote the SORC on its web site and distribution network through existing resources.

      c. Host an On-Site Resource Center at the Sundance Digital Center during the 20001 Sundance Film Festival. Logistics for the Sundance Digital Center including location, dates, activities, branding, and additional sponsors or partners for the SORC space will be determined by the Sundance Development Team.

      d. Suggest technical and non-technical sponsors to support this endeavor, subject to the reasonable approval by Sundance which shall not be delayed or withheld.

      e.   Maintain links and related materials for the SORC.

      f. Develop and provide Sundance with database reports on films and user statistics (including demographic and geographic information) solely for Sundance and InternetStudios' internal use.

      g. Design and create a unique SORC template to be used for Sundance filmmaker web pages. All web pages shall be accessible through the Sundance Institute web site (page) (WWW.SUNDANCE.ORG) using the SORC template. Links from the Sundance Film Festival web pages and the SORC pages will be established between Sundance and InternetStudios.

      h. Design the web page(s) for the SORC site, subject to final approval by Sundance. Web pages will include "Powered by InternetStudios" or similar credit as mutually agreed upon. The site will go live in mutually agreed upon stages but in no event any later than January 10, 2001 and will remain active for 30 days or longer as mutually agreed.

      i. Develop industry services such as online directories, calendars of events, and online screening schedules, as approved by Sundance.

      j. Be recognized by Sundance as the "Principal Sponsor" of the SORC for a one-year sponsorship contribution of $100,000. InternetStudios will be granted first right of refusal the following year. Financial commitment is not predicated on additional promotional/sponsorship generated by Sundance/InternetStudios. First payment of $50,000 is due by December 1, 2000 or execution of the Sponsorship Agreement whichever is later. Second payment of $50,000 is due by January 5, 2001.

II.   Sundance agrees to:

      a. Provide film contact information, exclusive to InternetStudios (except for an existing agreement with Sundance Channel or other sponsors), until such information has been made public.


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      b.   Handle all correspondence among the filmmakers and assist in the delivery of materials to InternetStudios for streaming and hosting.

      c. Place a limited number of computer terminals to be determined by space considerations but in no event fewer than 5 terminals at the Sundance Digital Center Exhibit Area on Main Street, in a room designated as the SORC. Additionally, 2-4 systems will be placed on the main floor of the Sundance Conference Area at the Prospector in Park City. Terminals placed within the SORC space, the Sundance Digital Center Exhibit Area and Conference Areas at the Main Street Mall or Prospector Square will be supplied by InternetStudios and shall display the SORC web pages and links to other Sundance sites. Terminals in other locations throughout the Sundance Festival will be supplied by Sundance or other affiliated sponsors.

      d. Host a presentation at the Sundance Digital Center during the Sundance Film Festival for InternetStudios to showcase the SORC and InternetStudios' technical services and resources.

      e.   Make all commercially reasonable best efforts to promote the SORC.

      f. Announce the Sundance Online Resource Center in press announcements including mention of InternetStudios as the co-producer of the SORC with the Sundance Institute. InternetStudios must approve the text of each announcement prior to release.

      g. Publish and disseminate printed material on the SORC to filmmakers, press and festival attendees at the Sundance Film Festival.

      h. Dedicate at least two Sundance staff members or volunteers for the purpose of gathering, preparing, and delivering data to InternetStudios.

      i. Additional benefits and guidelines to be determined by the Sundance Development Team and as defined in the official sponsorship benefits as outlined below.

III.  The Parties jointly agree to:

      a. Announce and create awareness for the Sundance Online Resource Center through website promotions, press announcements, and additional materials produced by Sundance. Additional costs shall be mutually approved and payments shall be determined in good faith.

      b. Operate in good faith to further the success and awareness of the SORC.

      c. Develop a unique SORC sponsorship page (the "SORC Sponsorship Page"), subject to the creative control of Sundance and pre-approval of both Parties. The Parties will work in good faith to cultivate sponsors for the SORC.


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      d.   Share any and all revenue from sponsorships and advertising as outlined below following the recoupment of an initial $50,000 to InternetStudios for development costs. Revenue will be split as follows:

           i. Technical Sponsors: The Parties will equally split (50/50) the revenue from any and all SORC sponsorships paid by firms that provide services related to the functionality, design, or exhibition of the SORC online and offline. Such revenue will be above and beyond the services provided. The services shall not be counted as revenue.

           ii. Non-technical Sponsors: The Parties will equally split (50/50) the revenue from any and all SORC sponsorships paid by entities that do not provide any services for the SORC.

           iii. Costs to create the banners or related advertising or sponsorship materials including but not limited to website development shall be considered production costs and will be recouped prior to splitting the revenue or applying to the initial development costs as outlined above.

      e. Work in conjunction with each other to offer the new sponsorship opportunities for the SORC to Sundance Film Festival's existing base of sponsors.

      f. All sponsorship and advertising fees shall be split and paid to each other within 7 business days of receipt unless otherwise notified. The Parties shall complete a final reconciliation no later than March 30, 2001.

IV.   Other Terms and Conditions:

      a. InternetStudios shall supply a detailed breakdown of anticipated functionality and anticipated launching schedule for approval by Sundance.

      b. The design and functionality of the website shall be owned by InternetStudios.

      c. It is contemplated that the content of the website will be expanded for day to day use by filmmakers after the Sundance Film Festival. Sundance and InternetStudios will mutually determine such direction in good faith during the course of development.

                              SPONSORSHIP BENEFITS

In consideration of this contribution, InternetStudios will be named the "Principal Sponsors" of the 2001 Sundance Online Resource Center. As such, InternetStudios will receive the package of promotional and entertainment opportunities outline below, to include the following sponsorship benefits.

    I.    Principal Sponsor Special Promotional Opportunities


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           A.    MARKETING IDENTITY: InternetStudios will enjoy abranding
                 opportunity in association with the 2001 Sundance Online Resource Center. The Sundance Film Festival shall develop the presence of an Online Filmmakers Resource Center to compliment the pre-existing programs of the Institute. The SORC will assist filmmakers in promoting their projects to potential buyers and the press. The SORC would play host to individual web sites for each film including promotional information such as press kits, still images, trailers/interviews, etc. as well as information on cast and crew listings, biographies, contact information, rights availabilities, genre, length and other pertinent information to buyers and foreign sales agents. During the course of the Festival, attendees will be able to access the SORC web site from their own computer screens and from terminals the terminals at the Festival. The SORC onsite presence will be located in a strategic high-traffic venue, including but not limited to Prospector Square, the Shadow Ridge Lodge, The Digital Media Center, the House of Docs, the Gen Y area, and Box Office/Will Call if applicable.

           B. SUNDANCE ONLINE RESOURCE CENTER: InternetStudios will participate in SORC activities from January 18 -January 28, 2001 at WWW.SUNDANCE.ORG. The Festival pages are the most highly trafficked areas of the Sundance Institute website with high repeat traffic during the months preceding the Festival as well as during the month of January. From January - March 2000, more than 380,000 distinct hosts were served on the 2000 Festival website. Because this is the official site of the Sundance Film Festival, it is linked to many other popular sites, including Yahoo!, The New York Times, CNN, BBC, Wired, MSNBC, Variety.com and E! Online.

                 1.  SORC Online Presence:

                     a) Electronic Sponsor Acknowledgement: InternetStudios will be prominently acknowledged (logo in leadership position) on the official SORC Sponsorship web page, dedicated to the promotion of the Sundance Digital Center and related activities including the Sundance Online Resource Center, for the duration of the 2001 Sundance Film Festival;

                     b) Company Profile: InternetStudios will be prominently acknowledged in leadership position on the SORC web pages through company profile (250-word editorial and logo or picture);

                     c) Visitors to the Festival website will be able to access the Principal Sponsor's website by a "hot link" connected to


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                          the Sponsor's logo on SORC web pages and traditional
                          Festival sponsor acknowledgment web pages.

                     d) SORC shall have a link on all other Sundance Film Festival related sites, including but not limited to Sundance.org, and the Sundance Film Festival web site.

                 2.  SORC Onsite Presence:

                     a) Sponsor Acknowledgement Board: InternetStudios will be prominently acknowledged (logo) with other sponsors on an official Festival sponsor board (24" by 36"), designed and produced by the Festival staff, and prominently positioned at the official SORC venue in Park City.

                     b) Sponsor Banner: In addition, InternetStudios may also display a banner in the exhibition space according to the following guidelines.

                          (i) Banner content limited to corporate logo and/or appropriate reference to the Festival sponsorship association; banner content may not represent other partnerships;

                          (ii) InternetStudio's affiliated companies OFTVS and reporterTV shall have a presence at the Sundance Digital Center in the onsite SORC and may display their distinct branding and promotional items.

                          (iii) Banner content to be pre-approved by Sundance Institute Management Staff;

                          (iv) Banner size not to exceed the exhibition space dimensions, maximum banner size (29" by 72");

                          (v) Banner may represent InternetStudios corporate colors or coordinate with the official Festival color: Red/PMS 187;

                          (vi) Banner placement and mounting to be approved and facilitated by the Sundance Online Resource Center Coordinator. InternetStudios to ship banner to Development Team Coordinator per Festival guidelines.

                 3.  Merchandise Distribution at the Sundance Online Resource
                     Center: As a sponsor of the Sundance Online Resource Center, InternetStudios will be given the opportunity to create and


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                     distribute merchandise at the event. InternetStudios will
                     incur all costs associated with the creation, production, display and/or distribution of merchandise. All merchandise/material to be distributed requires pre-production approval by Sundance Institute Management Staff according to established deadlines. Use of the official Festival name must adhere to established guidelines. Refer to "Promotion of Festival Association as described below.

           C. SUNDANCE DIGITAL CENTER: InternetStudios will participate in Sundance Digital Center activities from January 19, 26, 2001, 9:00 a.m. to 6:00 p.m. daily.

                 1.  Onsite Venue Presence:

                     a) Exhibition Space: InternetStudios will have a designated exhibition space for the duration of the 2001 Sundance Film Festival in the Sundance Digital Center Exhibit site. Sponsor is responsible for set-up and take down of any promotional materials or booth.

                     b) Presentation/Panel Participation: InternetStudios may be asked to participate in schedule presentations and/or discussion panel events as appropriate.

                     c) Sponsor Acknowledgement Board; InternetStudios will be acknowledged (logo) with other sponsors on an official Festival sponsor board (24" by 36"), designed and produced by the Festival staff, and prominently positioned at a Sundance Digital Center site.

                     d) Sponsor Banner: In addition, InternetStudios artwork (not including affiliated companies OFTVS and reporterTV) may also display a banner in the exhibition space according to the previously stated guidelines.

                     e) Volunteers: Sundance will provide volunteers to work with the SORC space and be directed by InternetStudios staff. The number and job descriptions shall be mutually determined.

                 2. Panel/Presentation Tickets: InternetStudios will receive 4 tickets total, to be used for any panel or presentation.

                 3.  Merchandise Distribution at the Sundance Online Resource
                     Center: As a sponsor of the Sundance Digital Center, InternetStudios will be given the opportunity to create and distribute merchandise as per the previously stated guidelines.


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           D.    FESTIVAL VIP RECEPTION: A private reception, hosted by the
                 Sundance Institute Board of Trustees, will be scheduled exclusively for key Festival sponsors and their guests to meet each other and socialize on the first Sunday of the Festival.

                 1.  Onsite Event Recognition:

                     a) Sponsor Acknowledgement Board: InternetStudios will be acknowledged (logo) with other sponsors on an official Festival sponsor board (24" by 36"), designed and produced by the Festival staff, and prominently positioned at the VIP Reception entry.

                     b) Event Tickets: InternetStudios will receive 4 tickets to the VIP Reception. InternetStudios will be asked to submit names and position titles of attending guests to the Sundance Development Team Coordinator upon request.

           E. PROMOTION OF FESTIVAL ASSOCIATION: All printed and electronic (i.e., on-air and online) materials developed for the purpose of promoting and characterizing the Sundance Film Festival and the sponsorship relationship require PRE-PRODUCTION APPROVAL by Sundance Institute Management Staff according to established approval deadlines and the following guidelines:

                 1. InternetStudios may not use the official trademark "Sundance Film Festival" (logo or line type);

                 2. InternetStudios may use the name "Sundance Film Festival" restricted to the designated exact working as established for given year (i.e., 2001 Sundance film Festival). Variations (i.e., Sundance Independent Film Festival 2001, Sundance 2001, etc.) will not be approved and are in violation of Sundance trademarks;

                 3. Use of the name "Sundance Film Festival: restricted to promotional items produced by InternetStudios; promotional items may not represent other partnerships;

                 4. InternetStudios to submit reasonable rendering of Festival references within context of print and/or electronic format. Sundance Institute Management Staff PRE-PRODUCTION APPROVAL of "Sundance Film Festival" usage on all promotional material is required.

                 5. Use of the word "Sundance" may never be used alone to characterize the Film Festival or any related experience or entity. The word "Sundance" may only be used as part of the full-designated name "Sundance Film Festival."


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           F.    FESTIVAL SPONSOR PARTICIPATION IN UNOFFICIAL ACTIVITIES: The
                 Sundance Institute will monitor Festival activities and associations (i.e., sponsors with sponsors and/or sponsors with non-sponsors) to evaluate activities and alliances that may misrepresent or negatively impact the Sundance Institute mission and Festival experience or compromise the official status of Festival sponsors. As such, the Sundance Institute has established the following guidelines:

                 1. Sponsor participation in 2001 Sundance Film Festival unofficial activities (i.e., pre-Festival, Festival, and post-Festival promotions, and Festival onsite activities) require review and pre-approval by the Vice President of the Sundance Institute. Unofficial activities are defined as promotions/activities not included in InternetStudios contract and/or promotions/activities not created, managed and promoted by the Sundance Institute in Festival promotional materials. Festival sponsors to fully disclose in writing their intent to participate alone or with identified parties in unofficial Festival activities, for review and approval prior to contract signing. Unauthorized participation in unofficial activities, via the sponsor or other sources, at the signing of the contract will constitute a breach of contract. The actual amount of the damages upon such breach would be extremely difficult to fix. Accordingly, the sponsorship fee will be immediately due and payable upon notification of breach, and the Sundance Institute shall have the right to terminate the sponsorship agreement, canceling allocation of all remaining redeemable sponsor benefits while retaining all paid sponsorship fees and the right to all unpaid sponsorship fees.

                 2. The Vice President of the Sundance Institute will review the written disclosure and respond in writing within 10 business days from the date of receipt in the Sundance Institute Salt Lake City office. Evaluations will be based on the best interests of the official Festival community.

                 3. Festival sponsors may not sub-contract sponsor benefits as included in the Sponsor Contract to any other Festival sponsor or "non-sponsor" party.

           G. PRE-FESTIVAL RECEPTION: Sundance will arrange an informal gathering in New York City for key Festival sponsors and a select group of participating filmmakers in early January.

                 1. Event Tickets: InternetStudios will receive 4 tickets to the Pre-Festival Reception. InternetStudios will be asked to submit names and position titles of attending guests to the Sundance Development Team Coordinator upon request.


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    II.    PRINCIPAL SPONSOR PRINT AND ENTERTAINMENT BENEFITS

           A.    PRINT AND SIGNAGE RECOGNITION

                 1. Festival Print Promotional Materials: Principal Sponsors receive recognition on the Sundance Film Festival print promotional materials as follows:

                     a) Prominent sponsor logo recognition and editorial space (250-word editorial and logo or picture) in special Digital Publication featuring the Sundance Online Resource Center, and other Digital Initiatives, at the Sundance Film Festival circulated to 10,000 Festival participants, top industry professionals, and national and international press during and after the Festival;

                     b) One full-page 4-color acknowledgement/advertisement in the Digital Publication. Artwork to be provided by InternetStudios;

                     c) One full-page 4-color acknowledgment in the Film Catalogue. Artwork to be provided by InternetStudios and will be a screen shot of the SORC home page with the urls listed;

                     d) Prominent sponsor logo recognition in association with the Sundance Online Resource Center in the Sundance Film Festival Film Guide, circulated to 40,000 individuals via mailings nationwide and local retail outlets during December and January;

                     e) Prominent sponsor logo recognition in association with the Sundance Online Resource Center in the Sundance Film Festival Catalogue and prominent line listing recognition on a page dedicated to the Sundance Online Film Festival in the Festival Catalogue circulated to 10,000 Festival participants, top industry professionals, and national and international press during and after the Festival;


                     f) Most prominent sponsor line listing recognition as the Principal Sponsor in a press release created to promote the Sundance Online Resource Center and disseminated by the Festival;

                     g) Sponsor logo recognition in "Thank you from Sundance Institute" ad in a national select film industry publication post-Festival and in The New York Times;


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                     h)   Alphabetical sponsor line listing recognition on the
                          Sundance Institute Contributors List printed in select program and event publications throughout the year.

           B. SPECIAL TICKET PACKAGES: The ten-day Festival offers many exciting entertainment opportunities for your executives and clients. Principal Sponsors receive the following package of tickets for preferred guests to special events and parties at the Festival:

                 1.  4 tickets - Pre-Festival Reception

                 2. 14 tickets - Official Sundance Film Festival Sundance Online Film Festival Party

                 3.  4 tickets - VIP Reception during the Festival

                 4. Pre-Festival ticket selection for 2 company representatives. Additional tickets will be provided for these individuals per on-site ticket requests through the Sundance Development Team Coordinator or the Sundance Press Office.

                 5. 15 Festival Badges - offering unlimited access to the Hospitality Suite, House of Docs, and the Music Cafe.

                 6. 12 Tickets - "Best of the Festival" Post-Festival Event in L.A.

                 7. 12 Tickets - "Best of the Festival" Post-Festival Event in N.Y.

           C.    AFTER THE FESTIVAL:

                 1. Future Projects: The Institute will give first right of refusal to Principal Sponsors for new technology initiatives.

The Sundance Institute is a multidisciplinary arts organization dedicated to the development of artists of independent visions, both national and international. Filmmakers, writers, theatre artists, and composers are among the creative individuals supported by Sundance. The Institute seeks to offer the artistic and professional resources that will best realize new talent in an atmosphere of encouragement, collaboration, freedom of expression, and freedom to experiment.

Through its mission to explore the artistic possibilities of filmmaking, and its emphasis on supporting films with unique stories and rich characters, the Institute promotes aesthetic diversity in contemporary filmmaking. It nurtures creativity and innovation in artists from other disciplines and encourages the infusion of perspectives from a range of art forms into filmmaking. The Institute's newest endeavor is the Sundance Documentary Film Program. The mission of this new program is to nurture the growth of nonfiction filmmakers, encourage the exploration of innovative nonfiction storytelling, and promote documentary exhibition to a broader public. Additionally, Sundance fosters the development of new work for the American theatre. Its theatre program has a long-term interest in the creation of work for children and


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offers teacher-training programs in the arts. Another project recently inaugurated by the Institute is the Sundance Collection at UCLA, an archive dedicated to the collection and preservation of independent film. The Sundance Institute provides a meeting ground, a place where inspiration and discussion lead to action.

The provisions contained herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof, an no statement or inducement with respect to the subject matter hereof by either party hereto or by any agent or representative of either party hereto which is not contained in this Agreement shall be valid or binding between the parties

No provision of this Agreement may be modified, waived or amended except by a written instrument duly executed by each of the parties hereto. Any such modifications, waivers or amendments shall not require additional consideration to be effective.

It is understood that Sundance Institute qualifies as a 501(c)(3) non-profit organization under rules established by the Internal Revenue Service, and that InternetStudios is entitled to deduct a percentage of the grant allowable by law. Sundance Institute will provide InternetStudios with documentation verifying the value of their contribution on or before March 31st, 2001.


AGREED AND ACCEPTED


Nicole Guillemet                           Heidi Lester
For the Sundance Institute                 CEO
Its Vice President                         InternetStudios

                                           Date

                                           INTERNETSTUDIOS
                                           1351 4th Street, Suite 227
                                           Santa Monica, CA 90401
                                           (310) 394-4025

Ian Calderon
Director of Digital Initiatives

Date

SUNDANCE INSTITUTE
307 West 200 South
Salt Lake City, UT 84101
(801) 328-3456


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